Exhibit 99.1

Westlake Chemical OpCo LP
Combined Financial Statements for the quarterly period ended September 30, 2014

WESTLAKE CHEMICAL OPCO LP
COMBINED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
		Predecessor

	(in thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$89,144	$—
Accounts receivable, net—Westlake	28,500	—
Accounts receivable, net—third parties	29,606	71,812
Inventories	5,551	116,377
Prepaid expenses and other current assets	303	257
Deferred income taxes	—	4,448
Total current assets	153,104	192,894
Property, plant and equipment, net	806,648	762,972
Equity investment	—	10,411
Other assets, net
Goodwill and intangible assets, net	5,814	5,873
Deferred charges and other assets, net	55,865	69,324
Total other assets, net	61,679	75,197
Total assets	$1,021,431	$1,041,474
LIABILITIES
Current liabilities
Accounts payable—Westlake	$17,029	$—
Accounts payable—third parties	12,827	122,564
Accrued liabilities	3,412	26,688
Total current liabilities	33,268	149,252
Long-term debt payable to Westlake	188,523	252,973
Deferred income taxes	1,507	182,855
Other liabilities	—	962
Total liabilities	223,298	586,042
Commitments and contingencies (Notes 9 and 15)
EQUITY
Net investment	—	455,432
Limited partners interest—Westlake	471,142	—
Limited partner interest—Westlake Chemical Partners LP	326,991	—
Total equity	798,133	455,432
Total liabilities and equity	$1,021,431	$1,041,474
The accompanying notes are an integral part of the combined financial statements.

WESTLAKE CHEMICAL OPCO LP
COMBINED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		Predecessor		Predecessor

	(in thousands of dollars)
Revenue
Net sales—Westlake	$289,601	$391,801	$1,088,561	$1,195,870
Net co-product, ethylene and feedstock sales—third parties	102,407	148,332	387,596	369,939
Total net sales	392,008	540,133	1,476,157	1,565,809
Cost of sales	227,015	327,152	832,304	924,663
Gross profit	164,993	212,981	643,853	641,146
Selling, general and administrative expenses	8,014	6,391	21,957	19,326
Income from operations	156,979	206,590	621,896	621,820
Other income (expense)
Interest expense—Westlake	(2,137)	(2,295)	(9,833)	(4,893)
Other income, net	486	1,162	3,135	6,422
Income before income taxes	155,328	205,457	615,198	623,349
Provision for income taxes	36,309	72,876	198,461	221,009
Net income	$119,019	$132,581	$416,737	$402,340
Less: Predecessor net income prior to initial public offering on August 4, 2014	63,616		361,334
Net income subsequent to initial public offering	$55,403		$55,403
The accompanying notes are an integral part of the combined financial statements.

WESTLAKE CHEMICAL OPCO LP
COMBINED STATEMENTS OF CHANGES IN EQUITY
(Unaudited)

	Predecessor	Westlake Chemical OpCo LP
	Net Investment	Limited Partners Interest - Westlake	Limited Partner Interest - Westlake Chemical Partners LP	Total

	(in thousands of dollars)
Balance as of December 31, 2012	$273,812	$—	$—	$273,812
Contribution of debt payable to parent into net investment	238,600	—	—	238,600
Net income from January 1, 2013 through September 30, 2013	402,340	—	—	402,340
Net distributions to Westlake	(421,991)	—	—	(421,991)
Balance as of September 30, 2013	$492,761	$—	$—	$492,761

Balance as of December 31, 2013	$455,432	$—	$—	$455,432
Net income from January 1, 2014 through August 3, 2014	361,334	—	—	361,334
Net distributions to Westlake prior to initial public offering	(448,101)	—	—	(448,101)
Predecessor net liabilities not assumed by OpCo	239,706	—	—	239,706
Balance as of August 4, 2014 (prior to initial public offering)	608,371	—	—	608,371
Allocation of net investment to partners' capital	(608,371)	573,329	35,042	—
Capital contribution from Westlake Chemical Partners LP	—	—	286,088	286,088
Proceeds from capital contribution from Westlake Chemical Partners LP distributed to Westlake	—	(151,729)	—	(151,729)
Net income from August 4, 2014 through September 30, 2014	—	49,542	5,861	55,403
Balance as of September 30, 2014	$—	$471,142	$326,991	$798,133
The accompanying notes are an integral part of the combined financial statements.

WESTLAKE CHEMICAL OPCO LP
COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
		Predecessor

	(in thousands of dollars)
Cash flows from operating activities
Net income	$416,737	$402,340
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	58,501	54,539
Provision for (recovery of) doubtful accounts	65	(66)
Loss from disposition of fixed assets	1,244	1,892
Deferred income taxes	8,267	27,253
Equity in income of joint venture, net of dividends	1,073	84
Changes in operating assets and liabilities
Accounts receivable	(23,637)	22,745
Net accounts receivable—Westlake	(11,471)	—
Inventories	25,769	(22,216)
Prepaid expenses and other current assets	(715)	(346)
Accounts payable	(8,226)	7,595
Accrued and other liabilities	7,041	(23,730)
Other, net	10,498	(54,562)
Net cash provided by operating activities	485,146	415,528
Cash flows from investing activities
Additions to property, plant and equipment	(144,348)	(158,869)
Settlements of derivative instruments	(133)	(2,297)
Net cash used for investing activities	(144,481)	(161,166)
Cash flows from financing activities
Proceeds from debt payable to Westlake	141,161	167,629
Repayment of debt payable to Westlake with proceeds from the capital contribution from Westlake Chemical Partners LP	(78,940)	—
Capital contribution from Westlake Chemical Partners LP	286,088	—
Proceeds from capital contribution from Westlake Chemical Partners LP distributed to Westlake	(151,729)	—
Net distributions to Westlake prior to initial public offering	(448,101)	(421,991)
Net cash used for financing activities	(251,521)	(254,362)
Net change in cash	89,144	—
Cash at beginning of period	—	—
Cash at end of period	$89,144	$—
The accompanying notes are an integral part of the combined financial statements.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)
(in thousands of dollars)

1. Business and Basis of Presentation
Description of Business
Westlake Chemical OpCo LP ("OpCo") was formed on May 6, 2014 by Westlake. On August 4, 2014, Westlake Chemical Partners LP (the "Partnership" or "WLKP"), a Delaware limited partnership formed in March 2014, completed its initial public offering ("IPO") of 12,937,500 common units representing limited partner interests in the Partnership. In connection with the IPO, the Partnership acquired a 10.6% limited partner interest in OpCo and a 100% interest in Westlake Chemical OpCo GP LLC ("OpCo GP"), which is the general partner of OpCo. OpCo owns three ethylene production facilities and a common carrier ethylene pipeline (collectively, the "Contributed Assets").
Unless the context otherwise requires, references in this report to the "Predecessor" refer to Westlake Chemical Partners LP Predecessor, the Partnership's and OpCo's predecessor for accounting purposes and refer to the time periods prior to the IPO. References in this report to OpCo used in the present tense or prospectively refer to the periods subsequent to the IPO. References to "Westlake" refer collectively to Westlake Chemical Corporation and its subsidiaries, other than the Partnership, OpCo and OpCo GP.
Prior to the IPO, the Predecessor generated revenue predominantly by selling ethylene and ethylene co-products to Westlake and external customers. The Predecessor typically shipped ethylene, propylene and hydrogen via pipeline systems that connected its ethylene plants to Westlake and numerous third-party customers. The Predecessor transported its butadiene and pyrolysis gasoline by rail or truck.
At the closing of the IPO, OpCo and Westlake entered into an ethylene sales agreement (the "Ethylene Sales Agreement") pursuant to which OpCo generates a substantial majority of its revenue. The Ethylene Sales Agreement has a 12-year initial term and a minimum commitment provision under which Westlake has agreed to purchase 95% of OpCo’s planned ethylene production each year, subject to a maximum of 3.8 billion pounds per year. This agreement represents a long-term minimum purchase commitment by Westlake with variable pricing equal to OpCo’s actual feedstock and natural gas costs and estimated other costs of producing ethylene, plus a fixed margin of $0.10 per pound, less revenue from associated co-product sales. Currently, OpCo expects to sell 95% of its ethylene production to Westlake.
OpCo sells ethylene production in excess of volumes sold to Westlake, as well as all of the co-products resulting from the ethylene production, including propylene, crude butadiene, pyrolysis gasoline and hydrogen, directly to third parties on either a spot or contract basis. Co-products sold to third parties continue to be transported by rail or truck. Net proceeds (after transportation and other costs) from the sales of associated co-products that result from the production of ethylene purchased by Westlake are netted against the ethylene price charged to Westlake under the Ethylene Sales Agreement thereby substantially reducing OpCo's exposure to fluctuations in the market prices of these co-products. OpCo’s operations consist of one reportable segment: ethylene production.
The Predecessor’s operations consisted of the entire ethylene business of Westlake, including the activities of the Contributed Assets, as well as activities which were retained by Westlake. Ethylene business activities retained by Westlake include, but are not limited to, procuring feedstock, managing inventory and commodity risk and transporting ethylene from manufacturing facilities. OpCo’s operations consist of activities of only the Contributed Assets.
Basis of Presentation
Financial information presented for the periods prior to the IPO on August 4, 2014 consists of the Predecessor's combined financial position as of December 31, 2013, its results of operations for the three and nine months periods ended September 30, 2013 and cash flows for the nine months ended September 30, 2013. Financial information of the Predecessor is derived from the financial statements and accounting records of Westlake. Subsequent to the IPO, OpCo's financial position, results of operations and cash flows consist of the activities and balances of OpCo.
For the three and nine months ended September 30, 2014, the results of operations and changes in cash position include OpCo's results subsequent to the IPO and the Predecessor’s combined results prior to the IPO. For these periods, the results of operations and changes in cash flows are referred to as OpCo's results and changes in cash flows.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

The accompanying unaudited interim combined financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim periods. Accordingly, certain information and footnotes required for complete financial statements under generally accepted accounting principles in the United States ("U.S. GAAP") have not been included. These combined financial statements should be read in conjunction with the combined carve-out financial statements and notes thereto of the Predecessor for the fiscal year ended December 31, 2013 included in the WLKP's prospectus dated July 29, 2014 (File No. 333-195551) (the "WLKP Prospectus"), as filed with the SEC on July 31, 2014. These combined financial statements have been prepared in conformity with the accounting principles and practices as disclosed in the notes to the combined financial statements of the Predecessor for the fiscal year ended December 31, 2013.
All financial information presented for the periods after the IPO represents the results of operations, financial position and cash flows of OpCo. Financial information for the periods prior to the IPO represent the combined results of operations, financial position and cash flows of the Predecessor. The combined financial statements were prepared as follows:

•
The statement of operations for the three months ended September 30, 2014 consists of the results of OpCo for the period from August 4, 2014 through September 30, 2014 and the combined results of the Predecessor for the period from July 1, 2014 through August 3, 2014. The statement of operations for the nine months ended September 30, 2014 consists of the results of OpCo for the period from August 4, 2014 through September 30, 2014 and the combined results of the Predecessor for the period from January 1, 2014 through August 3, 2014. The statements of operations for the three and nine months ended September 30, 2013 consist entirely of the combined results of the Predecessor.

•	The balance sheet as of September 30, 2014 consists of the balances of OpCo, while the combined balance sheet as of December 31, 2013 consists of the combined balances of the Predecessor.

•
The statement of cash flows for the nine months ended September 30, 2014 consists of the results of OpCo for the period from August 4, 2014 through September 30, 2014 and the combined results of the Predecessor for the period from January 1, 2014 through August 3, 2014. The combined statement of cash flows for the nine months ended September 30, 2013 consists entirely of the combined results of the Predecessor.

•
The statement of changes in equity for the nine months ended September 30, 2014 consists of the combined activity for the Predecessor prior to August 4, 2014, and the activity for OpCo during and subsequent to the IPO on August 4, 2014. The combined statement of changes in equity for the nine months ended September 30, 2013 consists entirely of the combined activity of the Predecessor.

In the opinion of management, the accompanying unaudited combined financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the Predecessor's combined financial statements as of and for the periods ended September 30, 2013 and OpCo’s financial statements as of and for the periods ended September 30, 2014.
Results of operations and changes in cash position for the interim periods presented are not necessarily indicative of the results that will be realized for the fiscal year ending December 31, 2014 or any other period. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ materially from those estimates.
The combined statements of operations for the periods before August 4, 2014 include expense allocations for certain functions historically performed by Westlake and allocated to the ethylene business, including allocations of general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives and stock-based compensation. These allocations were based primarily on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed assets, headcount or other measure. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of expenses from Westlake, are reasonable and reflect all costs related to the operations of the Predecessor, including those incurred by Westlake on behalf of the Predecessor. Nevertheless, the combined financial statements may not include all of the expenses that would have been incurred had the Predecessor been a stand-alone company during the periods presented and may not reflect its results of operations, financial position and cash flows had the Predecessor been a stand-alone company during the periods presented.
With respect to the Predecessor, Westlake used a centralized approach to the cash management and financing of its operations. The cash generated by the Predecessor’s operations was transferred to Westlake daily, and Westlake funded the Predecessor’s operating and investing activities as needed. Accordingly, the cash and cash equivalents generated by the

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

Predecessor’s operations that were held by Westlake were not presented in its combined financial statements for any of the periods presented. The Predecessor reflected transfers of cash to and from Westlake's cash management system as a component of "Net investment" on its combined balance sheet, and as part of "Net distributions to Westlake" on its combined statements of cash flows.
2. WLKP's Initial Public Offering
Contributed Assets
In connection with the IPO, the Partnership acquired a 10.6% limited partner interest in OpCo and a 100% interest in OpCo GP. OpCo owns the Contributed Assets, as described in more detail in the WLKP Prospectus.
Other assets contributed to OpCo in conjunction with the IPO include the deferred turnaround costs associated with Lake Charles Olefins and Calvert City Olefins, co-product inventories, goodwill and other assets. Additionally, OpCo assumed $246,056 of promissory notes payable to Westlake.
The Predecessor's combined financial statements reflect certain assets, liabilities and business activities that were retained by Westlake, and therefore are not reflected in OpCo's financial statements. Assets and liabilities which are reflected in the Predecessor's combined financial statements but which were retained by Westlake include working capital accounts, ethylene and other inventories, an equity interest in a pipeline joint venture, deferred federal income taxes, certain long-term debt payable to Westlake and other long-term liabilities. Ethylene business activities retained by Westlake include, but are not limited to, procuring feedstock, managing inventory and commodity risk and transporting ethylene from manufacturing facilities. See Note 13 for details of the Predecessor's net liabilities retained by Westlake.
Initial Public Offering
On July 30, 2014, WLKP’s common units began trading on the New York Stock Exchange under the ticker symbol "WLKP." On August 4, 2014, the Partnership closed its IPO of 12,937,500 common units at a price to the public of $24.00 per unit ($22.53 per unit net of underwriting discount), including the 1,687,500 common units that were issued pursuant to the exercise in full of the underwriters' over-allotment option as described in the WLKP Prospectus.
In connection with the closing of the IPO, in exchange for Westlake’s contribution of a 5.8% limited partner interest in OpCo and OpCo's general partner interest to the Partnership, Westlake received:

•	1,436,115 common units and 12,686,115 subordinated units, representing an aggregate 52.2% limited partner interest in the Partnership; and

•	the Partnership's general partner interest and its incentive distribution rights.
The Partnership received net proceeds of $286,088 from the IPO, net of underwriting discounts, structuring fees and offering expenses of approximately $24,412. The Partnership used the net proceeds from the IPO to purchase an additional 4.8% limited partner interest in OpCo, resulting in the Partnership owning a 10.6% limited partner interest in OpCo.
From the period beginning August 4, 2012 to July 31, 2013, Westlake incurred approximately $151,729 in capital expenditures (the "Pre-August 2013 Capex") with respect to the assets contributed to OpCo. The portion of these capital expenditures incurred before January 1, 2013 was accounted for as an adjustment to Net investment, as it was funded through equity. The portion of the capital expenditures incurred from January 1, 2013 through July 31, 2013 was accounted for as a liability and is reflected as such on the Predecessor’s combined financial statements and the associated liability was retained by Westlake in connection with the closing of the IPO. During the period from August 1, 2013 through August 3, 2014, Westlake funded capital expenditures of $246,056 related to the Contributed Assets under the terms of the intercompany notes that OpCo assumed in connection with the IPO (the "August 2013 Promissory Notes"). At the close of the IPO, the outstanding balance of the August 2013 Promissory Notes was $246,056.
OpCo used the $286,088 it received from the Partnership in exchange for a 4.8% limited partner interest in OpCo to (i) establish a $55,419 turnaround reserve, (ii) reimburse $151,729 to Westlake for the Pre-August 2013 Capex, and (iii) repay $78,940 of the August 2013 Promissory Notes it assumed. Immediately after the repayment, the outstanding indebtedness payable to Westlake under the August 2013 Promissory Notes was $167,116.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

Agreements with Westlake and Related Parties
The agreements described below became effective on August 4, 2014, concurrent with the closing of the IPO.
Ethylene Sales Agreement
OpCo entered into a 12-year ethylene sales agreement with Westlake (the "Ethylene Sales Agreement"). The Ethylene Sales Agreement requires Westlake to purchase a minimum volume of ethylene each year equal to 95% of OpCo’s planned ethylene production per year (the "Minimum Commitment"), subject to certain exceptions and a maximum commitment of 3.8 billion pounds per year. So long as Westlake is not in default under the Ethylene Sales Agreement, if OpCo’s actual production exceeds planned production, Westlake has the option to purchase up to 95% of the excess production (the "Excess Production Option").
The fee for each pound of ethylene purchased by Westlake from OpCo up to the Minimum Commitment in any calendar year will equal:

•
the actual price OpCo pays Westlake to purchase ethane (or other feedstock, such as propane, if applicable) to produce each pound of ethylene, subject to a specified cap and a floor on the amount of feedstock that should be needed to produce each pound of ethylene; plus

•
the actual price OpCo pays Westlake to purchase natural gas to produce each pound of ethylene, subject to a specified cap and a floor on the amount of natural gas that should be needed to produce each pound of ethylene; plus

•	OpCo’s estimated operating costs (including selling, general and administrative expenses), divided by OpCo’s planned ethylene production for the year (in pounds); plus

•	a five-year average of OpCo’s expected future maintenance capital expenditures and other turnaround expenditures, divided by OpCo’s planned ethylene production capacity for the year (in pounds); less

•
the proceeds (on a per pound of ethylene basis) received by OpCo from the sale of co-products (including, but not limited to, propylene, crude butadiene, pyrolysis gasoline and hydrogen) associated with producing the ethylene purchased by Westlake; plus

•	a $0.10 per pound margin.
The fee for the Excess Production Option, if exercised, equals OpCo’s estimated variable operating costs of producing the incremental ethylene, net of revenues from co-product sales plus a $0.10 per pound margin.
The estimated operating costs and expected future maintenance capital expenditures and other turnaround expenditures will be adjusted at the end of each year, to be applicable for the fee for the next calendar year, to reflect certain changes in forecasted costs.
The result of the fee structure is that OpCo should recover the portion of its total operating costs and maintenance capital expenditures and other turnaround expenditures corresponding to the portion of OpCo’s aggregate production that is purchased by Westlake. The Ethylene Sales Agreement has an initial term extending until December 31, 2026 and automatically renews thereafter for successive 12-month terms unless terminated.
Feedstock Supply Agreement
OpCo entered into a feedstock supply agreement with Westlake, pursuant to which Westlake agrees to sell to OpCo ethane and other feedstock in amounts sufficient for OpCo to produce the ethylene to be sold under the Ethylene Sales Agreement (the "Feedstock Supply Agreement"). The Feedstock Supply Agreement provides that OpCo obtains feedstock from Westlake, based on Westlake’s total cost of purchasing and delivering the feedstock, including applicable transportation, storage and other costs. Title and risk of loss for all feedstock purchased by OpCo through the Feedstock Supply Agreement passes to OpCo upon delivery to one of three delivery points described in the Feedstock Supply Agreement.
The Feedstock Supply Agreement has an initial term extending until December 31, 2026 and automatically renews thereafter for successive 12-month terms unless terminated by either party; provided, however, that such agreement can only be renewed in the event the Ethylene Sales Agreement is renewed simultaneously. The Feedstock Supply Agreement may, in certain circumstances, terminate concurrently with the termination of the Ethylene Sales Agreement.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

Services and Secondment Agreement
OpCo entered into a services and secondment agreement with Westlake, pursuant to which OpCo provides Westlake with certain services required for the operation of Westlake’s facilities; and Westlake provides OpCo with comprehensive operating services for OpCo’s facilities, ranging from services relating to the maintenance and operations of the common facilities necessary for the operation of OpCo’s units, to making available certain shared utilities such as electricity and natural gas that are necessary for the operation of OpCo’s units. Westlake also seconded employees to OpCo to allow OpCo to operate OpCo’s facilities in an efficient and compliant manner. Such seconded employees will be under the control of OpCo while they work on OpCo’s facilities.
The services and secondment agreement has an initial 12-year term. The services and secondment agreement may be renewed thereafter upon agreement of the parties and shall automatically terminate if the Ethylene Sales Agreement terminates under certain circumstances. Westlake and OpCo each can terminate the services and secondment agreement under certain circumstances, including if the other party materially defaults on the performance of its obligations and such default continues for a 30-day period.
Site Lease Agreements
OpCo entered into two site lease agreements with Westlake pursuant to which Westlake leases to OpCo the real property underlying Lake Charles Olefins and Calvert City Olefins, respectively, and grants OpCo rights to access and use certain other portions of Westlake’s ethylene production facilities that are necessary to operate OpCo’s units at such ethylene production facilities. OpCo owes Westlake one dollar per site per year. The site lease agreements each have a term of 50 years. Each of the site lease agreements may be renewed if agreed by the parties.
Omnibus Agreement
The Partnership entered into an omnibus agreement with Westlake that addresses Westlake’s indemnification of the Partnership for certain matters, including environmental and tax matters, as well as the provision by Westlake of certain management and other general and administrative services to the Partnership and its general partner and the Partnership’s reimbursement to Westlake for such services. The omnibus agreement also addresses Westlake’s right of first refusal on any proposed transfer of the ethylene production facilities that serve Westlake’s other facilities and Westlake’s right of first refusal on any proposed transfer of the Partnership's equity interests in OpCo.
3. Recent Accounting Pronouncements
Revenue from Contracts with Customers
In May 2014, the Financial Accounting Standards Board ("FASB") issued an accounting standards update on a comprehensive new revenue recognition standard that will supersede the existing revenue recognition guidance. The new accounting guidance creates a framework by which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either "full retrospective" adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up as of the current period. The accounting standard will be effective for reporting periods beginning after December 15, 2016. OpCo is in the process of evaluating the impact that the new accounting guidance will have on its financial position, results of operations and cash flows.
Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern
In August 2014, the FASB issued an accounting standards update on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern. The new accounting guidance requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if "conditions or events raise substantial doubt about the entity's ability to continue as a going concern." The accounting standard will be effective for reporting periods

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

ending after December 15, 2016 and is not expected to have an impact on the OpCo's financial position, results of operations and cash flows.
4. Accounts Receivable
Accounts receivable consist of the following:

	September 30, 2014	December 31, 2013
		Predecessor
Trade customers	$29,606	$73,594
Allowance for doubtful accounts	—	(2,105)
	29,606	71,489
Other	—	323
Accounts receivable, net—third parties	$29,606	$71,812
5. Inventories
Inventories consist of the following:

	September 30, 2014	December 31, 2013
		Predecessor
Finished products	$5,551	$21,330
Feedstock, additives and chemicals	—	80,407
Materials and supplies	—	14,640
Inventories	$5,551	$116,377
6. Property, Plant and Equipment
As of September 30, 2014, OpCo had property, plant and equipment, net totaling $806,648. OpCo assesses these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including when negative conditions such as significant current or projected operating losses exist. Other factors considered by OpCo when determining if an impairment assessment is necessary include, but are not limited to, significant changes or projected changes in supply and demand fundamentals (which would have a negative impact on operating rates or margins), new technological developments, new competitors with significant raw material or other cost advantages, adverse changes associated with the U.S. and world economies and uncertainties associated with governmental actions. Long-lived assets assessed for impairment are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.
Depreciation expense on property, plant and equipment of $14,900 and $14,579 is included in cost of sales in the combined statements of operations for the three months ended September 30, 2014 and 2013, respectively. Depreciation expense on property, plant and equipment of $45,104 and $42,930 is included in cost of sales in the combined statements of operations for the nine months ended September 30, 2014 and 2013, respectively.
7. Other Assets
Amortization expense on other assets of $4,319 and $4,600 is included in the combined statements of operations for the three months ended September 30, 2014 and 2013, respectively. Amortization expense on other assets of $13,397 and $11,609 is included in the combined statements of operations for the nine months ended September 30, 2014 and 2013, respectively.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

8. Related Party Transactions
OpCo regularly enters into related party transactions with Westlake. See below for a description of transactions with related parties.
Sales to Related Parties
OpCo sells ethylene to Westlake under the Ethylene Sales Agreement described in Note 2. Additionally, OpCo from time to time provides other services or products for which it charges Westlake a fee. Prior to the IPO, the Predecessor sold the majority of its ethylene to Westlake for use in Westlake's downstream operations.
Sales to related parties were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		Predecessor		Predecessor
Net sales—Westlake	$289,601	$391,801	$1,088,561	$1,195,870
Cost of Sales from Related Parties
Charges for goods and services purchased by OpCo from Westlake and included in cost of sales relate primarily to feedstock purchased under the Feedstock Supply Agreement and services provided under the services and secondment agreement described in Note 2. Prior to the IPO, services provided by Westlake and included in cost of sales related primarily to services provided by employees of Westlake Management Services, Inc., a subsidiary of Westlake. The cost of services provided by employees of Westlake Management Services, Inc. were allocated to the Predecessor's operations primarily on the basis of direct usage.
Charges from related parties in cost of sales were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		Predecessor		Predecessor
Feedstock purchased from Westlake and included in cost of sales	$63,108	$—	$63,108	$—
Other charges from Westlake and included in cost of sales	13,879	15,484	47,000	46,273
Total	$76,987	$15,484	$110,108	$46,273
Services from Related Parties Included in Selling, General and Administrative Expenses
Charges for services purchased by OpCo from Westlake and included in general and administrative expenses primarily relate to services Westlake performs on behalf of OpCo under the omnibus agreement, including the OpCo's finance, legal, information technology, human resources, communication, ethics and compliance, and other administrative functions. Prior to the IPO, the Predecessor was allocated costs incurred by Westlake on its behalf for similar functions. These allocations were based primarily on the basis of direct usage when identifiable, with the remainder allocated on the basis of fixed assets, headcount or other measure. Management believes the allocation of expenses incurred by Westlake on the Predecessor's behalf are reasonable and reflect all costs related to the operations of the Predecessor. Nevertheless, the financial information of the Predecessor may not have included all of the expenses that would have been incurred had the Predecessor been a stand-alone company during the periods prior to the IPO.
Charges from related parties included within selling, general and administrative expenses were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		Predecessor		Predecessor
Services received from Westlake and included in selling, general and administrative expenses	$3,955	$4,845	$30,210	$29,906

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

Goods and Services from Related Parties that have been Capitalized
Charges for goods and services purchased by OpCo from Westlake which were capitalized as assets relate primarily to the services of Westlake employees under the services and secondment agreement. Prior to the IPO, salaries and benefits of Westlake Management Services, Inc. were allocated to the Predecessor primarily on the basis of direct usage.
Charges from related parties for goods and services capitalized as assets were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		Predecessor		Predecessor
Goods and services purchased from Westlake and capitalized as assets	$830	$624	$2,074	$15,256
Accounts Receivable from and Accounts Payable to Related Parties
OpCo’s accounts receivable from Westlake result primarily from ethylene sales to Westlake under the Ethylene Sales Agreement. OpCo’s accounts payable to Westlake result primarily from feedstock purchases under the Feedstock Supply Agreement and services provided under the services and secondment agreement and the omnibus agreement. Prior to the IPO, ethylene sales and other transactions between the Predecessor and Westlake were settled immediately through net investment, and therefore, the Predecessor did not have related party accounts receivable or related party accounts payable balances.
The related party accounts receivable and accounts payable balances were as follows:

	September 30, 2014	December 31, 2013
		Predecessor
Accounts receivable, net—Westlake	$28,500	$—
Accounts payable—Westlake	(17,029)	—
Debt Payable to Related Parties
OpCo assumed promissory notes payable to Westlake and entered into a revolving credit facility with Westlake in connection with the closing of the IPO. Prior to the IPO, the Predecessor funded capital expenditures through promissory notes payable to Westlake, a portion of which were assumed by OpCo in connection with the IPO. See Note 9 for a description of related party debt payable balances.
Debt payable to related parties was as follows:

	September 30, 2014	December 31, 2013
Long-term debt payable to Westlake	$188,523	$252,973
General
OpCo, together with other subsidiaries of Westlake not included in these combined financial statements, are guarantors under Westlake's revolving credit facility and the indentures governing its senior notes. As of September 30, 2014, Westlake had outstanding letters of credit totaling $32,399 under its revolving credit facility and $754,000 outstanding under its senior notes (less the unamortized discount of $921).
The indentures governing Westlake’s senior notes prevent OpCo from making distributions to the Partnership if any default or event of default (as defined in the indentures) exists. However, Westlake’s credit facility does not prevent OpCo from making distributions to the Partnership.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

9. Long-term Debt Payable to Westlake
Long-term debt payable to Westlake consists of the following:

	September 30, 2014	December 31, 2013
		Predecessor
2006 Pipeline Note (variable interest rate of prime plus 0.25%, original scheduled maturity of November 30, 2016)	$—	$14,400
2013 Promissory Notes (variable interest rate of prime plus 1.5%, original scheduled maturity of August 1, 2023)	168,376	238,573
Senior unsecured revolving credit facility (variable interest rate of LIBOR plus 3.0%, original scheduled maturity of August 4, 2019)	20,147	—
	$188,523	$252,973
In 2013, three intercompany promissory notes were issued for capital expenditures incurred by Westlake on behalf of the Predecessor’s operations (together, the "2013 Promissory Notes"). For additional information on the 2013 Promissory Notes, please read Note 9 (Promissory Notes Payable to Westlake) to the audited combined carve-out financial statements for the fiscal year ended December 31, 2013 included in the WLKP Prospectus. Proceeds drawn under the 2013 Promissory Notes during the nine months ended September 30, 2014 were used to fund capital expenditures at the Predecessor’s ethylene plants. In connection with the IPO, OpCo assumed a portion of the 2013 Promissory Notes and used proceeds from the capital contribution from WLKP to repay a portion of the balance it assumed. See Note 2 for a description of the promissory notes assumed and proceeds used to repay balances of promissory notes assumed in connection with the IPO.
In connection with the IPO on August 4, 2014, OpCo entered into a senior unsecured revolving credit facility agreement with Westlake. The credit facility accrues interest quarterly at a rate of LIBOR plus 3.0%, which may be paid-in-kind as an addition to the principal at OpCo's option.
10. Derivative Instruments
Commodity Risk Management
The Predecessor used derivative instruments to reduce price volatility risk on raw materials and products as a substantial portion of its raw materials and products were commodities whose prices fluctuate as market supply and demand fundamentals change. The Predecessor employed strategies to protect against such instability, including ethylene product feedstock flexibility. The Predecessor did not use derivative instruments to engage in speculative activities. The Contributed Assets do not include the entity engaged in commodity risk management activities or any of its open derivative positions. OpCo has not engaged in any hedging activity and did not use derivative instruments in the period subsequent to the IPO. Therefore, there are no derivative assets or liabilities reflected in the balance sheet of OpCo as of September 30, 2014.
For derivative instruments that were designated and qualify as fair value hedges, the gains or losses on the derivative instruments, as well as the offsetting losses or gains on the hedged items attributable to the hedged risk, were included in cost of sales in the combined statements of operations for the three and nine months ended September 30, 2013. OpCo had no derivative instruments that were designated as fair value hedges for the three and nine months ended September 30, 2014.
Gains and losses from changes in the fair value of derivative instruments that are not designated as hedging instruments were included in gross profit in the combined statements of operations for the three and nine months ended September 30, 2014 and 2013.
The exposure on commodity derivatives used for price risk management includes the risk that the counterparty will not pay if the market declines below the established fixed price. In such case, OpCo would lose the benefit of the derivative differential on the volume of the commodities covered. In any event, OpCo would continue to receive the market price on the actual volume hedged. OpCo also bears the risk that it could lose the benefit of market improvements over the fixed derivative price for the term and volume of the derivative instruments (as such improvements would accrue to the benefit of the counterparty).

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

Disclosures related to the Predecessor's derivative assets and derivative liabilities subject to enforceable master netting arrangements have not been presented as they are not material to the Predecessor's combined balance sheet at December 31, 2013. There were no open derivative positions at September 30, 2014.
The fair values of derivative instruments in the combined balance sheets were as follows:

	Derivative Assets
	Balance Sheet Location	Fair Value as of
		September 30, 2014	December 31, 2013
			Predecessor
Not designated as hedging instruments
Commodity forward contracts	Accounts receivable, net	$—	$296
Total derivative assets		$—	$296

	Derivative Liabilities
	Balance Sheet Location	Fair Value as of
		September 30, 2014	December 31, 2013
			Predecessor
Not designated as hedging instruments
Commodity forward contracts	Accrued liabilities	$—	$176
Total derivative liabilities		$—	$176
The following tables reflect the impact of derivative instruments designated as fair value hedges and the related hedged items on the combined statements of operations. For the three and nine months ended September 30, 2013, there was no material ineffectiveness with regard to the Predecessor's qualifying fair value hedges.

Derivatives in Fair Value Hedging Relationships	Location of Gain (Loss) Recognized in Income on Derivative	Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013
			Predecessor		Predecessor
Commodity forward contracts	Cost of sales	$—	$(232)	$—	$(342)

Hedged Items in Fair Value Hedging Relationships	Location of Gain (Loss) Recognized in Income on Hedged Items	Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013
			Predecessor		Predecessor
Firm commitment designated as the hedged item	Cost of sales	$—	$236	$—	$15
The impact of derivative instruments that have not been designated as hedges in the combined statements of operations were as follows:

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013
			Predecessor		Predecessor
Commodity forward contracts	Gross profit	$(8,873)	$4,854	$(9,244)	$9,897
See Note 11 for the fair value of derivative instruments.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

11. Fair Value Measurements
OpCo reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Under the accounting guidance for fair value measurements, inputs used to measure fair value are classified in one of three levels:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.
There were no assets or liabilities accounted for at fair value on a recurring basis as of September 30, 2014. The following table summarizes, by level within the fair value hierarchy, assets and liabilities that were accounted for at fair value on a recurring basis:

	December 31, 2013
	Level 1	Level 2	Total
	Predecessor
Derivative instruments
Risk management assets—Commodity forward contracts	$48	$248	$296
Risk management liabilities—Commodity forward contracts	—	(176)	(176)
The Level 2 measurements for the Predecessor's commodity contracts were derived using forward curves supplied by industry-recognized and unrelated third-party services. There were no transfers in or out of Levels 1 and 2 of the fair value hierarchy for the nine months ended September 30, 2014 and 2013.
In addition to the financial assets and liabilities above, OpCo has other financial assets and liabilities subject to fair value measures. These financial assets and liabilities include accounts receivable, net, accounts payable and long-term debt payable to Westlake, all of which are recorded at carrying value. The amounts reported in the combined balance sheets for accounts receivable, net and accounts payable approximate their fair value due to the short maturities of these instruments. The carrying and fair values of OpCo's or the Predecessor's long-term debt at September 30, 2014 and December 31, 2013 are summarized in the table below. OpCo’s long-term debt includes related party promissory notes issued to Westlake and a credit facility entered with Westlake in connection with the IPO. The fair value of debt is determined based on the present value of expected future cash flows using a discounted cash flow methodology. Because OpCo’s valuation methodology used for long-term debt requires the use of significant unobservable inputs, the inputs used to measure the fair value of OpCo’s long-term debt are classified as Level 3 within the fair value hierarchy. Inputs used to estimate the fair values of OpCo's long-term debt include the selection of an appropriate discount rate.

	September 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
			Predecessor
2006 Pipeline Note	$—	$—	$14,400	$13,922
2013 Promissory Notes	168,376	168,376	238,573	238,573
Senior unsecured revolving credit facility	20,147	20,147	—	—
12. Income Taxes
OpCo is a limited partnership and is treated as a partnership for U.S. federal income tax purposes and, therefore, is not liable for entity-level federal income taxes. The Predecessor’s operating results were included in Westlake’s consolidated U.S. federal and state income tax returns. Amounts presented in the combined financial statements prior to the IPO relate to income taxes that have been determined on a separate tax return basis, and the Predecessor’s contribution to Westlake Chemical Corporation’s net operating losses and tax credits have been included in the Predecessor’s financial statements.
The effective income tax rate of the Predecessor was 35.4% for the period from January 1, 2014 through August 3, 2014. The effective income tax rate for the 2014 period prior to the IPO was above the U.S. federal statutory rate of 35.0% primarily

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

due to state income taxes, mostly offset by the domestic manufacturing deduction and state income tax credits. The effective income tax rate of the Predecessor was 35.5% for the nine months ended September 30, 2013. The effective income tax rate for the nine months ended September 30, 2013 was above the U.S. federal statutory rate of 35.0% primarily due to state income taxes, mostly offset by the domestic manufacturing deduction and state income tax credits. OpCo’s effective tax rate was less than one percent for the period subsequent to the IPO.
13. Supplemental Information
Net Liabilities Retained by Westlake
Net liabilities of the Predecessor that were not assumed by OpCo in connection with the IPO are composed of the following:

Accounts receivable, net—third parties	$64,650
Inventories	85,057
Prepaid expenses and other current assets	669
Deferred income taxes	4,448
Property, plant and equipment, net	62,886
Equity investments	9,338
Accounts payable—third parties	(101,671)
Accrued liabilities	(37,451)
Deferred income taxes	(189,615)
Long-term debt payable to Westlake	(137,103)
Other liabilities	(914)
Total	$(239,706)
Non-cash Operating Activity
OpCo or the Predecessor settled $2,089 and $2,168 of its total interest expense incurred on long-term debt payable to Westlake as an addition to principal on debt outstanding for the three months ended September 30, 2014 and 2013, respectively. OpCo or the Predecessor settled $9,530 and $4,498 of its total interest expense incurred on long-term debt payable to Westlake as an addition to principal on long-term debt payable to Westlake for the nine months ended September 30, 2014 and 2013, respectively. Interest incurred on long-term debt payable to Westlake discussed in Note 9 may be settled through additions to principal outstanding, at OpCo's option. For additional information on the 2013 Promissory Notes, please read Note 9 (Promissory Notes Payables to Westlake) to the audited combined carve-out financial statements for the fiscal year ended December 31, 2013 included in the WLKP Prospectus.
Non-cash Investing Activity
The change in capital expenditure accrual reducing additions to property, plant and equipment was $8,564 for the nine months ended September 30, 2014. The change in capital expenditure accrual reducing additions to property, plant and equipment was $9,512 for the nine months ended September 30, 2013.
Non-cash Financing Activity
Related party notes payable to Westlake of $238,600 were deemed settled through net investment in 2013. The non-cash settlement was recorded as an increase in Westlake’s net investment in the Predecessor. No cash was transferred in connection with the deemed settlement of these notes. See Note 9 (Promissory Notes Payable to Westlake) to the audited combined carve-out financial statements for the fiscal year ended December 31, 2013 included in the WLKP Prospectus, for a description of the intercompany debt settled in 2013 between the Predecessor and Westlake.
14. Major Customer and Concentration of Credit Risk
During the three months ended September 30, 2014 and 2013, Westlake or the Predecessor's accounted for approximately 73.9% and 72.5%, respectively, of OpCo's or the Predecessor's net sales. During the nine months ended September 30, 2014 and 2013, Westlake accounted for approximately 73.7% and 76.4%, respectively, of OpCo’s or the Predecessor's net sales.

WESTLAKE CHEMICAL OPCO LP
NOTES TO COMBINED FINANCIAL STATEMENTS - Continued
(Unaudited)
(in thousands of dollars)

15. Commitments and Contingencies
OpCo is subject to environmental laws and regulations that can impose civil and criminal sanctions and that may require it to mitigate the effects of contamination caused by the release or disposal of hazardous substances into the environment. Under one law, an owner or operator of property may be held strictly liable for remediating contamination without regard to whether that person caused the contamination, and without regard to whether the practices that resulted in the contamination were legal at the time they occurred. Because several of OpCo’s production sites have a history of industrial use, it is impossible to predict precisely what effect these legal requirements will have on OpCo.
Contract Disputes with Goodrich and PolyOne. In connection with the 1990 and 1997 acquisitions of the Goodrich Corporation ("Goodrich") chemical manufacturing complex in Calvert City, Goodrich agreed to indemnify the Predecessor for any liabilities related to preexisting contamination at the complex. For its part, the Predecessor agreed to indemnify Goodrich for post-closing contamination caused by the Predecessor’s operations. The soil and groundwater at the complex, which does not include the Predecessor’s nearby PVC facility, had been extensively contaminated under Goodrich’s operations. In 1993, Goodrich spun off the predecessor of PolyOne Corporation ("PolyOne"), and the Predecessor assumed Goodrich’s indemnification obligations relating to preexisting contamination.
In 2003, litigation arose among the Predecessor, Goodrich and PolyOne with respect to the allocation of the cost of remediating contamination at the site. The parties settled this litigation in December 2007 and PolyOne agreed to assume 100% of responsibility for site contamination subject to the right to seek reallocation through an arbitration process. By letter dated March 16, 2010, PolyOne notified Westlake that it was initiating an arbitration proceeding under the settlement agreement. This arbitration is currently stayed.
State Administrative Proceedings. There are several administrative proceedings in Kentucky pertaining to the Calvert City site involving Goodrich’s Resource Conservation and Recovery Act permit which requires Goodrich to remediate contamination at the site. Site contamination is currently being addressed under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act by the Predecessor, Goodrich and PolyOne pursuant to an Administrative Settlement with the U.S. Environmental Protection Agency which requires the parties to conduct a remedial investigation and feasibility study. As a result, the state proceedings are currently stayed and corrective action under the permit has been suspended.
Monetary Relief. Except as noted above with respect to the settlement of the contract litigation among the Predecessor, Goodrich and PolyOne, there has been no determination of responsibility or any allocation of the costs of remediation among the various parties that are involved in the judicial and administrative proceedings discussed above. At this time, OpCo is not able to estimate the loss or reasonable possible loss, if any, on the Predecessor’s financial statements that could result from the resolution of these proceedings. These matters will have no impact on OpCo’s financial statements since Westlake has agreed to indemnify OpCo for any liabilities related to pre-existing contamination at the Calvert City plant, and OpCo has agreed to indemnity Westlake for any post-closing contamination caused by its operations of the Calvert City plant.
In addition to the matters described above, OpCo is involved in various routine legal proceedings incidental to the conduct of its business. OpCo does not believe that any of these routine legal proceedings will have a material adverse effect on its financial condition, results of operations or cash flows.
16. Subsequent Events
Distribution
On October 28, 2014, the board of directors of the general partner of the Partnership, declared an initial prorated quarterly distribution for the period August 5, 2014 through September 30, 2014 of $57,763, in total, that will be paid on November 25, 2014 to interest holders of record on November 10, 2014.
General
Subsequent events were evaluated through the date on which the financial statements were issued.

FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this report are forward-looking statements. All statements, other than statements of historical facts, included in this report that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expects", "will" or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Forward-looking statements relate to matters such as:

•	the amount of ethane that we are able to process, which could be adversely affected by, among other things, operating difficulties;

•	the volume of ethylene that we are able to sell;

•	the price at which we are able to sell ethylene;

•	changes in the price and availability of electricity;

•	changes in prevailing economic conditions;

•	unanticipated ground, grade or water conditions;

•	inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

•	environmental hazards;

•	industrial accidents;

•	changes in laws and regulations (or the interpretation thereof);

•	inability to acquire or maintain necessary permits;

•	inability to obtain necessary production equipment or replacement parts;

•	technical difficulties or failures;

•	labor disputes;

•	late delivery of raw materials;

•	difficulty collecting receivables;

•	inability of our customers to take delivery;

•	changes in the price and availability of transportation;

•	fires, explosions or other accidents;

•	our ability to borrow funds and access capital markets; and

•	certain factors discussed elsewhere in this report.
We have based these statements on assumptions and analysis in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. These statements are subject to a number of assumptions, risks and uncertainties, including those described in "Risk Factors" in the WLKP Prospectus.
Many of these factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.